Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Haoxin Holdings Limited of the Amendment No. 11 to Form F-1 (File No. 333-269681) of our report dated May 2, 2024, with respect to our audits of the consolidated financial statements of Haoxin Holdings Limited as of December 31, 2022 and 2023 and for each of the years in the two-year period ended December 31, 2023, appearing in the Prospectus, and being part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

November 4, 2024

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com